Exhibit H

ELECTION AND DETERMINATION BY THE HOLDERS OF SERIES A PREFERRED STOCK

OF

ARATANA THERAPEUTICS, INC.

Reference is made to Article IV, Section C(4)(i)(i) of the Certificate of Incorporation (the “Charter”) of Aratana Therapeutics, Inc., a Delaware corporation (the “Company”), which provides that if at any time or from time to time after the Original Issue Date (as defined in the Charter), the Company issues or sells, or is deemed by the express provisions of Section 4(i) of the Charter to have issued or sold, Additional Shares of Common Stock (as defined in the Charter), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) of the Charter, and other than a subdivision or combination of shares of Common Stock (as defined in the Charter) as provided in Section 4(e) of the Charter, for an Effective Price (as defined in the Charter) less than the then-effective Series C Conversion Price, the then-effective Series B Conversion Price or the then-effective Series A Conversion Price (each as defined in the Charter), then and in each such case, unless otherwise determined by the holders of at least seventy-five percent (75%) of then-outstanding shares of Series A Preferred Stock (as defined in the Charter), such then-existing Series C Conversion Price, then-existing Series B Conversion Price or then-existing Series A Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Series C Conversion Price, Series B Conversion Price or Series A Conversion Price by a fraction: (i) the numerator of which shall be the sum of the number of shares of Common Stock deemed outstanding (as defined in the Charter) immediately prior to such issue or sale, plus the number of shares of Common Stock which the aggregate consideration received (as determined in accordance with Section 4(i)(ii) of the Charter) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series C Conversion Price, Series B Conversion Price or Series A Conversion Price; and (ii) the denominator of which shall be the sum of the number of shares of Common Stock deemed outstanding (as defined in the Charter) immediately prior to such issue or sale, plus the total number of Additional Shares of Common Stock so issued.

The undersigned holders of shares of capital stock of the Company, constituting the holders of at least seventy-five percent (75%) of the outstanding shares of Series A Preferred Stock, do hereby affirmatively elect and determine to waive the provisions of Article IV, Section C(4)(i) of the Charter with respect to the issuance of shares of Common Stock in the public offering contemplated by the Company’s Registration Statement on Form S-1 (No. 333-187372).

[Signature Page Follows]

AVALON VENTURES IX, L.P.
By: AVALON VENTURES IX GP, LLC
Its: General Partner

By:	/s/ Jay Lichter
Name: Jay Lichter
Title: Managing Member
Date: July 2, 2013

MPM BIOVENTURES V, L.P.
By: MPM BIOVENTURES V GP LLC
Its: General Partner

By: MPM BIOVENTURES V LLC
Its: Managing Member

By:	/s/ John Vander Vort
Name: John Vander Vort
Title: Member
Date: July 2, 2013

MPM ASSET MANAGEMENT INVESTORS BV5 LLC
By: MPM BIOVENTURES V LLC
Its: Manager

By:	/s/ John Vander Vort
Name: John Vander Vort
Title: Member
Date: July 2, 2013

MIDPOINT FOOD AND AG FUND, LP

By:	/s/ Ron Meeusen
Name: Ron Meeusen
Title: Partner
Date: July 2, 2013

MIDPOINT FOOD AND AG CO-INVESTMENT FUND, LP

By:	/s/ Ron Meeusen
Name: Ron Meeusen
Title: Partner
Date: July 2, 2013

[Signature Page to Election and Determination by the Holders of Series A Preferred Stock of Aratana Therapeutics, Inc.]